QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

Universal Compression Holdings, Inc. 4440 Brittmoore Road Houston, Texas 77041 NYSE: UCO

Contact:
David Oatman
Vice President, Investor Relations and Planning
713-335-7460

FOR IMMEDIATE RELEASE
FRIDAY, SEPTEMBER 20, 2002

UNIVERSAL COMPRESSION ANNOUNCES
EARNINGS GUIDANCE UPDATE

Houston, September 20, 2002—Universal Compression Holdings, Inc. (NYSE: UCO) today announced revised earnings guidance for its second fiscal quarter and full fiscal year. For the three months ending September 30, 2002, the Company is estimating earnings per diluted share of $0.23 to $0.25 and revenues of $157 million to $159 million. For the twelve months ending March 31, 2003, the Company is estimating earnings per diluted share of $1.15 to $1.25 and revenues of $640 million to $655 million. EBITDA, as adjusted (as defined below), is expected to be $46 million to $48 million for the second quarter and $200 million to $210 million for fiscal year 2003.

"The North American energy market remains sluggish as our customers have postponed new projects and repair and maintenance activities. Lower than expected revenues and the incurrence of expenses related to units planned to commence operation later in the fiscal year have contributed to reduced profit margins," said Stephen A. Snider, President and Chief Executive Officer. "We are encouraged by orders for the reactivation of currently idle units in the United States and the expected startup of delayed new units in Latin America. Most of these units are expected to commence operation in the late third or fourth quarter of this fiscal year. We estimate our average fleet horsepower utilization will be approximately 83% in the second quarter, 84% in the third quarter and 86% in the fourth quarter of fiscal year 2003."

"Universal's financial position remains strong. We expect to be self-funding in fiscal year 2003 due to a strong level of cash from operating activities and lower than previously expected capital expenditures. Capital expenditures, including compressor fleet maintenance requirements, are now expected to be $130 million to $135 million in the current fiscal year compared to $188 million in the prior year. We will also continue to actively manage our cost structure in this challenging business environment to enhance profitability without impairing our ability to continue to deliver quality products and services," added Snider.

Expected Second Quarter Segment Information

The following estimates were used to calculate the second quarter revenue, EBITDA and earnings guidance above:

  •
  Domestic contract compression revenues of $65-66 million and gross margin of 61-63%.

  •
  International contract compression revenues of $16-17 million and gross margin of 80-82%.

  •
  Fabrication revenues of $45-47 million and gross margin of 9-10%.

  •
  Aftermarket services revenues of $29-31 million and gross margin of 16-20%.

Expected Fiscal Year 2003 Segment Information

The following estimates were used to calculate the fiscal year 2003 revenue, EBITDA and earnings guidance above:

  •
  Domestic contract compression revenues of $265-268 million and gross margin of 62-63%.

  •
  International contract compression revenues of $69-71 million and gross margin of 80%.

  •
  Fabrication revenues of $175-185 million and gross margin of 10-11%.

  •
  Aftermarket services revenues of $130-135 million and gross margin of 20-22%.

The Company plans to hold its second quarter fiscal 2003 earnings conference call during the week of October 28, 2002.

EBITDA, as adjusted, is defined as net income plus income taxes, interest expense, lease expense, depreciation and amortization, excluding non-recurring items and extraordinary gains and losses.

Universal Compression, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.

Statements about Universal's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal's control, which could cause actual results to differ materially from such statements. While Universal believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are integration of acquisitions, the demand for Universal's products and services and worldwide economic and political conditions. These and other risk factors are discussed in Universal's filings with the Securities and Exchange Commission, copies of which are available to the public. Universal expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

QuickLinks

EXHIBIT 99.1
UNIVERSAL COMPRESSION ANNOUNCES EARNINGS GUIDANCE UPDATE